Exhibit 99.1

MathStar, Inc. Announces Second Quarter Earnings and Conference Call

          HILLSBORO, Ore., Aug. 8 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the field programmable object array (FPOA) leader, today announced results for its second quarter ended June 30, 2006. For the second quarter of 2006, revenues were $10,000 compared to $25,000 for the same quarter last year. Research and development (R&D) costs for the quarter ended June 30, 2006 were $3.2 million compared to $1.9 million for the same quarter last year. The increase of $1.3 million was primarily the result of increased payroll and contract engineering costs and allocation of rent and other overhead costs from selling, general and administrative (SG&A) to R&D. Selling, general and administrative costs were $2.3 million compared to $1.6 million for the same quarter last year. The increase of $0.7 million was primarily the result of increased payroll costs of about $0.6 million, of which approximately $0.5 million was the non-cash expense associated with restricted stock awards and employee options and increased costs of $0.3 million associated with being a public company and other administrative costs. The increase was offset by an allocation of $0.2 million of rent and overhead costs to R&D.

          Revenues for the six months ended June 30, 2006 were $18,000 compared to $40,000 for the same period last year. Research and development costs for the six months ended June 30, 2006 were $6.0 million compared to $4.3 million for the same period last year. The $1.7 million increase was primarily the result of increased payroll and engineering costs ($1.8 million), increased overhead costs ($0.5 million of which was due to an allocation from SG&A), offset by lower engineering material costs ($0.8 million). The Company incurred the cost of taping out a chip in the six months ended June 30, 2005 and did not tape out a chip during the six months ended June 30, 2006. Selling, general and administrative costs increased $1.9 million to $4.6 million for the six months ended June 30, 2006 from $2.7 million in the same period last year. The increase is primarily the result of increased payroll costs of $1.7 million, of which approximately $1.3 million was non-cash expenses associated with restricted stock awards and employee options, and $0.7 million increased costs of being a public company and other administrative costs.  This increase was offset by an allocation of $500,000 of rent and overhead costs to R&D.

          The company’s cash used in operations and investing activities for the six months ended June 30, 2006 was $8.8 million compared to $6.7 million for the same period last year. The $2.1 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company.   Cash flow from financing activities was $0.4 million for the six months ended June 30, 2006 compared to $5.7 million for the same period last year. In April 2005, the Company placed $5.5 million of convertible notes.

          ”With the tape out of the production version of our first FPOA in July, the MathStar team is excited to be moving the company from a research and development organization to a commercial enterprise,” said Douglas Pihl, CEO and president. “We have committed to first customer shipments of the production version of the FPOA, have a sales team in place and have released our next generation FPOA development tools. I believe we have the management team in place to make our company successful.”

          The company will present a full business update during a conference call for interested members of the investment community at 8:00 a.m. PDT on Thursday, August 10, 2006.  The dial-in numbers for the conference call are 303-205-0055 or 800-240-8621. A replay of the call will be available on the company’s Web site: http://www.mathstar.com .

Condensed Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2006	2005	2006

	(in thousands, except per share amounts)
Revenue	$25	$10	$40	$18
Cost of goods sold	8	4	15	6
Gross margin	17	6	25	12
Operating expenses:
Research and development	1,884	3,200	4,333	6,026
Selling, general and administrative	1,557	2,349	2,703	4,551
	3,441	5,549	7,036	10,577
Operating loss	(3,424)	(5,543)	(7,011)	(10,565)
Interest income	—	160	7	350
Interest expense	(476)	—	(476)	—
Other income, net	—	—	—	—
Net loss from continuing operations	(3,900)	(5,383)	(7,480)	(10,215)
Loss from discontinued operations	—	—	—	—
Net loss	$(3,900)	$(5,383)	$(7,480)	$(10,215)
Basic and diluted net loss per share	$(0.35)	$(0.31)	$(0.67)	$(0.60)
Weighted average basic and diluted shares outstanding	11,192	17,104	11,173	17,037

Condensed Balance Sheets (unaudited)

	December 31, 2005	June 30, 2006

	(in thousands, except per share amounts)
Assets
Current assets
Cash and cash equivalents	$20,149	$11,778
Accounts receivable	75	10
Prepaid expenses and other current assets	1,480	1,332
Total current assets	21,704	13,120
Property and equipment, net	347	496
Other assets	151	81
Total assets	$22,202	$13,697
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$734	$773
Accrued expenses	1,294	1,043
Total liabilities	2,028	1,816
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 90,000 shares authorized; 17,415 and 17,670 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	175	178
Additional paid-in capita1	105,717	105,412
Unearned compensation	(2,224)	—
Deficit accumulated during the development stage	(83,494)	(93,709)
Total stockholders’ equity	20,174	11,881
Total liabilities and stockholders’ equity	$22,202	$13,697

          About MathStar, Inc.

          MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called Field Programmable Object Arrays(TM) (FPOAs). FPOAs are high-performance, re-programmable integrated circuits based on proprietary Silicon Object(TM) technology. MathStar’s re-programmable Field Programmable Object Array can process logic functions at a clock rate up to 1-gigahertz, much faster than current commercially available programmable logic devices. MathStar’s flagship product, the MOA2400D FPOA, represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                  08/08/2006
          /CONTACT:  Douglas Pihl, or Jim Cruckshank, both of MathStar, Inc., +1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer, +1-503-546-1000, or jeff@mcbru.com, for MathStar/
          /Web site:  http://www.mathstar.com/